                                                                     EXHIBIT 5

                       [IGLER & DOUGHERTY, PA. LETTERHEAD]





                                  June 5, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

RE: REGISTRATION STATEMENT ON FORM 10-SB FOR MADISON BANCSHARES, INC.

Ladies and Gentlemen:

         We have acted as special counsel to Madison BancShares, Inc., a Florida corporation (the "Company") in connection with the registration of up to1,420,696 shares (the "Shares") of the Company's common stock. This opinion is being furnished in accordance with the requirements of Item 2, Part III of Form 1-A under the Securities Act of 1933, as amended (the "1933 Act"). In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including:

         (i)      the Company's Form 10-SB;

         (ii) the Articles of Incorporation and Bylaws of the Company and of Madison Bank, and any amendments thereto;

         (iii)    the Proxy/Prospectus and Plan of Reorganization; and,

         (iv) copies of certain resolutions adopted by the Board of Directors of the Company and Madison Bank relating to the issuance of Shares, the reorganization of Madison Bank, the filing of the Registration Statement and any amendments or supplements thereto and related matters.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. Members of the firm are admitted to the bar in the State of Florida, and we do not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent referred to specifically herein. Based on such examination, we are of the opinion that:

         1. the Shares to be registered hereby will be duly and validly authorized; and,

         2. when certificates therefor have been duly authenticated, delivered and paid for in accordance with all applicable laws and agreements, will be duly and validly issued, fully paid and nonassessable.


                                                     Sincerely,

                                                     IGLER & DOUGHERTY, PA

                                                     /s/ Amy Sinelli, Esq.
                                                     ------------------------
                                                     Amy Sinelli, Esq.